FOR IMMEDIATE RELEASE Contact: John Fuller, Chief Financial Officer 760-929-8226

RUBIO’S® Restaurants, Inc. Reports
Third Quarter Earnings

CARLSBAD, CA - October 31, 2005 - Rubio's®Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the third quarter and year-to-date ended September 25, 2005.

Third Quarter Results

•	Net income was $828,000 as compared to net income of $1,296,000 in the third quarter of 2004.
•	Earnings per share were $0.09 per diluted share as compared to $0.14 per diluted share in the third quarter of 2004.
•	Comparable store sales increased 0.3% (versus comparable store sales increase of 4.1% for the same quarter last year).
•	Revenues rose 0.9% to $36.5 million from $36.2 million for the third quarter of 2004.
•	Average unit volumes for the trailing four quarters were $943,000.
•	Restaurant operating cash flow margins were 17.1% as compared to 18.6% in the same quarter last year.
•	EBITDA was $3.1 million as compared to $4.0 million in the third quarter of 2004.

The shortfall in earnings, as compared to the prior year, is attributed to certain increases in unit level expenses and occupancy costs, primarily due to higher utilities, CAM charges and property taxes which accounted for approximately $400,000 of the increase. General and administrative expenses increased primarily due to $400,000 in incremental legal fees related to lawsuits.

“While comp store sales were slightly positive, we were not pleased with our third quarter top-line revenue. This, combined with higher energy costs, and certain one-time costs, including legal fees, impacted our earnings,” said Sheri Miksa, Rubio’s president and CEO. “Our focus is on continuing to improve our marketing effectiveness, and we are pleased to have a seasoned, industry veteran on-board as our new VP of Marketing to lead this effort.”

Year-to-Date Results

•	Net income was $2,227,000 as compared to net income of $2,768,000 in the comparable period in 2004.
•	Earnings per share were $0.23 per diluted share as compared to $0.30 per diluted share for the same time period last year.
•	Comparable store sales increased 0.2%.
•	Revenues rose 1.5% to $106.3 million from $104.7 million for the comparable period in 2004.
•
General and administrative expenses include approximately $1.2 million of incremental professional fees as compared to the prior year, related to costs associated with the restatement of the Company’s past financial statements due to changes in lease accounting, SOX 404 compliance documentation, and legal fees related to two lawsuits.

•	Restaurant operating cash flow margins were 17.1% as compared to 17.7% in the comparable period in 2004.
•	EBITDA was $8.8 million as compared to $10.0 million for the same time period last year.

Development Update

The Company opened one new restaurant in Northern California in the first quarter and opened a replacement restaurant in San Diego in the third quarter. One additional store was opened in San Diego in the beginning of the fourth quarter and the Company intends to open three more locations during the fourth quarter of 2005. As previously disclosed, the Company is targeting new unit growth for 2006 through 2008 of 10% to 15% new units per year. Also, by the end of the third quarter, the Company had completed an additional 8 restaurant re-images, bringing the total to 11 restaurant re-images. The Company plans to re-image another 14 restaurants in the fourth quarter.

Non-GAAP Term Definitions

Restaurant operating cash flow margins are used by the Company to evaluate the performance of its restaurants and are calculated by dividing restaurant sales less cost of sales and restaurant labor, occupancy and other expenses by restaurant sales.

EBITDA is a typical non-GAAP measure - i.e., a measure calculated and presented on the basis of methodologies other than in accordance with accounting principles generally accepted in the U.S. or “GAAP” for companies that issue public debt and certain valuation models used by investors. Although the Company has no debt, we believe the inclusion of EBITDA as a financial measure of the Company’s performance is useful to its investors and securities analysts as a factor in their analysis of the Company. The Company uses EBITDA in it’s evaluation of funding requirements for future development and other needs. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income, an indicator of cash flows from operations, or a measure of liquidity. The Company calculates EBITDA as operating income (loss) plus depreciation and amortization, asset impairment and store closure expense (reversal), and (gain) loss on disposal/sale of property.

Conference Call

The Company will host a conference call on Tuesday, November 1, 2005 at 8:00 a.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the Internet at www.vcall.com. A recording of the conference call also will be available for 12 months through our website, www.rubios.com, under the Investor Relations section by clicking on www.vcall.com.

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ:RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio’s® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio. Rubio's is credited with introducing the “Original Fish Taco" to Southern California and starting a phenomenon that has spread coast to coast. In addition to all white meat chicken, slow roasted carnitas (pork), and lean carne asada (steak), Rubio’s menu features a variety of seafood items including grilled Mahi-Mahi, shrimp, and Langostino lobster. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacossm, burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm, and inviting atmosphere of Baja, California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses, or franchises more than 150 restaurants in California, Arizona, Colorado, Utah, Oregon and Nevada. More information can be found at www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections, that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, comparable store sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of our promotions and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset write downs, or implementation costs related to the Rubio’s marketing and concept positioning initiatives, our ability to manage ongoing and unanticipated costs, such as costs to comply with the Sarbanes-Oxley Act and other regulatory initiatives, litigation costs, fluctuations in earnings growth on a quarterly basis, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods and the effects of ever-increasing competition. These and other factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004

RESTAURANT SALES	$36,444	$36,112	$106,107	$104,548
FRANCHISE AND LICENSING REVENUES	70	62	199	156
TOTAL REVENUES	36,514	36,174	106,306	104,704

COST OF SALES	9,922	9,823	28,629	28,598
RESTAURANT LABOR, OCCUPANCY AND OTHER	20,305	19,569	59,375	57,438
GENERAL AND ADMINISTRATIVE EXPENSES	3,200	2,770	9,382	8,453
DEPRECIATION AND AMORTIZATION	1,882	1,839	5,727	5,454
PRE-OPENING EXPENSES	34	41	83	218
ASSET IMPAIRMENT AND STORE CLOSURE
REVERSAL, NET	0	0	0	(10)
LOSS ON DISPOSAL/SALE OF PROPERTY	43	19	47	72

OPERATING INCOME	1,128	2,113	3,063	4,481
OTHER INCOME, NET	99	6	294	92

INCOME BEFORE INCOME TAXES	1,227	2,119	3,357	4,573
INCOME TAX EXPENSE	(399)	(823)	(1,130)	(1,805)

NET INCOME	$828	$1,296	$2,227	$2,768

NET INCOME PER SHARE:
Basic	$0.09	$0.14	$0.24	$0.30
Diluted	$0.09	$0.14	$0.23	$0.30
SHARES USED IN CALCULATING NET
INCOME PER SHARE:
Basic	9,405	9,118	9,363	9,111
Diluted	9,650	9,408	9,651	9,298

	Percentage of Total Revenues For the Thirteen Weeks Ended		Percentage of Total Revenues For the Thirty-Nine Weeks Ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	27.2%	27.2%	27.0%	27.4%
RESTAURANT LABOR, OCCUPANCY AND OTHER (1)	55.7%	54.2%	56.0%	54.9%
GENERAL AND ADMINISTRATIVE EXPENSES	8.8%	7.7%	8.8%	8.1%
DEPRECIATION AND AMORTIZATION	5.2%	5.1%	5.4%	5.2%
PRE-OPENING EXPENSES	0.1%	0.1%	0.1%	0.2%
ASSET IMPAIRMENT AND STORE CLOSURE
REVERSAL, NET	0.0%	0.0%	0.0%	0.0%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.1%	0.0%	0.0%	0.1%
OPERATING INCOME	3.1%	5.8%	2.9%	4.3%
OTHER INCOME, NET	0.3%	0.0%	0.3%	0.1%
INCOME BEFORE INCOME TAXES	3.4%	5.9%	3.2%	4.4%
INCOME TAX EXPENSE	-1.1%	-2.3%	-1.1%	-1.7%
NET INCOME	2.3%	3.6%	2.1%	2.6%

(1) As a percentage of the related sales and/or revenues

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 25, 2005	December 26, 2004

CASH AND SHORT-TERM INVESTMENTS	$14,052	$12,505
OTHER CURRENT ASSETS	4,483	4,183
PROPERTY - NET	29,515	31,596
LONG-TERM INVESTMENTS	3,676	3,553
OTHER ASSETS	6,718	5,351
TOTAL ASSETS	$58,444	$57,188

CURRENT LIABILITIES	$10,530	$11,756
OTHER LIABILITIES	5,079	5,692
STOCKHOLDERS' EQUITY	42,835	39,740
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$58,444	$57,188